                                                                    EXHIBIT 1.02

                               MAXIMUS FUND I, LLC

                                  ANNUAL REPORT

                                  JULY 31, 1999

                          INDEPENDENT AUDITOR'S REPORT

To the Members of Maximus Fund I, LLC:

We have audited the accompanying statement of financial condition of Maximus Fund I, LLC at July 31, 1999, and December 31, 1998, and the related statements of operations, and changes in member's equity for the periods January 1, 1999 to July 31, 1999 (liquidation) and March 16, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maximus Fund I, LLC at July 31, 1999, and December 31, 1998 and the results of its operations for the periods ended July 31, 1999, and December 31, 1998 in conformity with generally accepted accounting principles.


Vorisek & Company, LLC
Certified Public Accountants
McHenry, IL
March 18, 2000

                               MAXIMUS FUND I, LLC
                        STATEMENT OF FINANCIAL CONDITION
                       JULY 31, 1999 AND DECEMBER 31, 1998


            ASSETS                           7/31/99       12/31/98
                                             -------       --------

Cash                                       $   384,175    $   175,990
Cash at Broker                                  --            370,272
 Unrealized net trading gains                   --              4,737
                                           -----------    -----------

Total Assets                               $   384,175    $   550,999
                                           ===========    ===========

         LIABILITIES

Accrued commissions                            --         $     8,435
Accrued management fees                        --                 288
Accrued administrative fees                    --               5,057
Organization costs payable                 $     1,166            443
Redemptions Payable                            383,009        --
Pending Member additions                       --                 267
                                           -----------    -----------

  Total Liabilities                            384,175         14,490
                                           -----------    -----------

        MEMBER EQUITY

Managing Member,
25 units outstanding                           --              23,804
Class A Members,
310 units outstanding                          --             294,914
Class B Members,
229 units outstanding                          --             217,791
                                           -----------    -----------

Total Member Equity                            --             536,509
                                           -----------    -----------

Total Liabilities and Member
Equity                                     $   384,175    $   550,999
                                           ===========    ===========




                 See accompanying notes to financial statements.

                               MAXIMUS FUND I, LLC
                             STATEMENT OF OPERATIONS
              FOR THE PERIODS JANUARY 1, 1999 TO JULY 31, 1999 AND
                      MARCH 16, 1998 TO DECEMBER 31, 1998

         REVENUES                           7/31/99      12/31/98
                                            -------      --------

Realized net trading gains                  $ 42,204      $ 27,366
Change in unrealized net
trading gains                                 (4,737)        4,737
Interest income                               10,577        20,950
                                            --------      --------

  Total Revenue                               48,044        53,053
                                            --------      --------

         EXPENSES

Commissions                                   56,733        40,046
Management fees                                --            3,288
Administrative fees                            6,750        30,718
Organizational costs                           2,060         7,093
                                            --------      --------

   Total Expenses                             65,543        81,145
                                            --------      --------

Net loss                                    $(17,499)     $(28,092)
                                            ========      ========


   Per unit information

Managing Member net loss
per unit                                    $ (45.72)     $ (47.84)
                                            ========      ========
Class A Members net loss
per unit                                    $ (45.72)     $ (47.84)
                                            ========      ========
Class B Members net loss
per unit                                    $ (45.72)     $ (47.84)
                                            ========      ========


                See accompanying notes to financial statements.

                               MAXIMUS FUND I, LLC
                       AFFIRMATION OF THE MANAGING MEMBER


To the best of my knowledge and belief, the information contained herein is accurate and complete.



/s/ Darren R. Frye
-----------------------------
Darren R. Frye, President
Maximus Capital Management, Inc.
General Partner and CPO
Maximus Fund I, LLC

                               MAXIMUS FUND I, LLC
                     STATEMENT OF CHANGES IN MEMBER'S EQUITY
                FOR THE PERIODS JANUARY 1, 1999 TO JULY 31, 1999
                    AND MARCH 16, 1998 TO DECEMBER 31, 1998

                           Class A    Class B
                           Limited    Limited    Managing
                           Members    Members    Member      Total
                           -------    -------    --------    -----
Beginning
Equity                         --         --        --          --

Additions                  $862,355   $253,812   $25,000   $1,141,167

Net Loss                    (20,228)    (6,668)   (1,196)     (28,092)

Withdrawals                (547,214)   (29,353)   --         (576,567)
                           ------------------------------------------
12/31/98
Equity                     $294,913   $217,791   $23,804   $  536,508
                           ==========================================

Additions                       267      4,961    --            5,228

Net Loss                     (7,084)    (9,271)   (1,144)     (17,499)

Withdrawals                (288,096)  (213,481)  (22,660)    (524,237)
                           ------------------------------------------
7/31/99
Equity                       --         --        --          --
                           ==========================================
  Per unit
 information

7/31/99
Net asset
value                        --         --        --          --
                           ==========================================
Units
outstanding                  --         --        --          --
                           ==========================================
12/31/98
Net asset
value                      $ 951.36   $ 951.36   $951.36   $   951.36
                           ==========================================
Units
outstanding                     310        229        25          564
                           ==========================================



                 See accompanying notes to financial statements.

                               MAXIMUS FUND I, LLC
                          NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies:

        NATURE OF BUSINESS AND ORGANIZATION: Maximus Fund I, LLC (the "Fund") is a limited liability company organized under the Delaware Limited Liability Company Act on January 17, 1997. The Fund seeks capital appreciation through the speculative trading of futures and options on futures in US markets. The Fund commenced trading During February 1998. The Fund ceased trading in July 1999.

        NET ASSETS: The valuation of net assets includes unliquidated commodity futures and options contracts owned by the Fund, if any, at the end of the period. The unrealized gain or loss on these contracts, if any, was calculated based on closing prices on the last business day of the year. Net asset value is determined by subtracting liabilities from assets, which also equals Member equity. Net asset value per unit is determined by dividing member capital, by units outstanding at period end for each Class.

        THE FUND accounts for subscriptions, allocations, redemption's and management and incentive fees on a per unit basis by class.

        INCOME TAXES: No provision for income taxes has been made since the Fund is not subject to taxes on income. Each member is individually liable for the tax on its share of income or loss. The Fund prepares a calendar year information tax return.

        REVENUE RECOGNITION: Commodity futures and options are recorded on the trade date, and open futures positions are reflected in the accompanying statement of financial condition as the difference between the original contract value and the market value on the last business day of the reporting period. The market values of commodity futures and options contracts are based upon the most recent available settlement prices on the appropriate commodity exchanges. US Treasury Securities are reported at cost plus accrued interest, which approximates market. Changes in unrealized gains or (losses) represent the total increases (decreases) in unrealized gains or (increases) decreases in unrealized losses on open positions during the period.

        INTEREST INCOME RECOGNITION: The Fund records interest income in the period it is earned.

        STATEMENT OF CASH FLOWS: The Fund has elected not to provide a statement of cash flows as permitted by Statement of Accounting Standards 102 "Statement of Cash Flows".

Note 2. Agreements and Related Party Transactions:

        The Limited Liability Company Agreement vests all responsibility and powers for the management of the business and affairs of the Fund with the Managing Member, Maximus Capital Management, Inc.

                               MAXIMUS FUND I, LLC
                          NOTES TO FINANCIAL STATEMENTS

        The Managing Member is registered with the Commodity Futures Trading Commission as a Commodity Pool Operator and Commodity Trading Advisor; and is also a member of the National Futures Association. The Managing Member is the Trading Advisor for the Fund.

        The Fund pays the Managing Member a monthly management fee as follows:

        Class A Interests - .083 (approximately 1% annually) of month end net asset value.

        Class B Interests - .083 (approximately 1% annually of month end net asset value.

        Class B Interests also pay a quarterly incentive fee to the Managing Member equal to 25% of new trading profits.

        The registered commodity broker is Iowa Grain Company, which clears futures transactions for the Partnership. The Partnership pays commissions to the commodity broker. The introducing broker of the Fund is D&R Commodities. The introducing broker may share in the commissions paid by the Fund to the commodity broker. The principal of the Managing Member is also a principal of the introducing broker.

        Administrative expenses are borne by the Fund.

Note 3. Member Equity and Redemptions:

        Members may withdraw all or part of their interests at month end net asset value with 10 days prior written notice.

        New Members are admitted at net asset value per unit as of the end of each calendar month.

Note 4. Financial Instruments with Off-Balance Sheet Credit and Market Risk:

        Included in the definition of financial instruments forward contracts, options, and futures. The Fund invests in various futures and futures option contracts for speculative purposes. These contracts are marked to market daily, with variations in the value settled on a daily basis with the exchange upon which they are traded. For these contracts the unrealized gain or loss rather than the notional amounts, represents the approximate future cash requirements. At December 31, 1998 the Fund owned open positions that would have provided $4,737 if settled.

        Theoretically, the Fund is exposed to a market risk (loss) equal to the notional value of financial instruments purchased and unlimited liability on financial instruments sold short. Generally financial instruments can be closed out at the discretion of the Trading Advisor. However, if the market is illiquid, it could prevent the timely closeout of any unfavorable positions or require the Fund to hold these positions until maturity, regardless of the changes in their value or the Trading Advisor's investment strategies.

                               MAXIMUS FUND I, LLC
                          NOTES TO FINANCIAL STATEMENTS

        Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Futures contracts have little credit risk because futures exchanges are the counterparties.

Note 5. Derivative Financial Instruments and Fair Value of Financial
        Instruments:

        A derivative financial instrument is a financial agreement whose value is linked to, or derived from, the performance of an underlying asset. The underlying asset can be currencies, commodities, interest rates, stocks, or any combination. Changes in the underlying asset indirectly affect the value of the derivative. All trading instruments are subject to market risk, the risk that future changes in market conditions may make an instrument less valuable or more onerous. As the instruments are recognized at fair market value, those changes directly affect reported income.

        Financial instruments (including derivatives) used for trading purposes are recorded in the statement of financial condition at fair value at the reporting date. Realized and unrealized changes in fair values are recognized in the period in which the changes occur.

        Interest income arising from trading instruments is included in the statement of operations as part of interest income.

        Notional amounts are equivalent to the aggregate face value of the derivative financial instruments. Notional amounts do not represent the amounts exchanged by the parties to derivatives and do not measure the Fund's exposure to credit or market risks. The amounts exchanged are based on the notional amounts and other terms of the derivatives.

        The Fund engages in the speculative trading of derivative financial instruments, which includes futures contracts. Futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. The Fund has assets at the Clearing Broker in accounts, which are used to meet minimum margin requirements for all of the Fund's open positions. These requirements are adjusted, as needed, due to daily fluctuations in the values of the underlying assets. At December 31, 1998 the Fund had assets at the Commodity broker of $375,009.

                               MAXIMUS FUND I, LLC
                          NOTES TO FINANCIAL STATEMENTS

        The Fund had realized net gains from trading for the periods ended July 31, 1999 and December 31, 1998 of $42,204 and $27,366, respectively, as reported in the statement of operations. The Fund had income/-loss from the change in unrealized gains/-losses of $-4,737 and $4,737 for the same periods, as reported in the statement of operations.

Note 6. Selected Financial Data:

        Net realized and unrealized trading gains/-losses, interest income, net income/-loss and increases/-decreases in net asset value per unit for the periods ended July 31, 1999 and December 31, 1998 and total assets as of July 31, 1999 and December 31, 1998.

                                        7/31/99         12/31/98
Net realized and unrealized
trading gains (losses) net
of brokerage commissions
and fees                               $(19,266)        $  7,943
                                       ========         ========
Interest income                        $ 10,577         $ 20,950
                                       ========         ========
Net loss                               $(17,499)        $(28,092)
                                       ========         ========
Decrease in net asset value
per unit                               $ (45.72)        $ (47.84)
                                       ========         ========
Total assets                           $384,175         $550,999
                                       ========         ========


Note 7. Cessation of Trading:

        As of July 1999 Maximus Fund I, LLC had permanently ceased trading operations. All trading positions were liquidated. Subsequent to the audit date final liquidating distributions were made to all members.